EXHIBIT 23.2

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England Telephone: +44 (0) 20 7538 0191 Facsimile: +44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk Website: www.drewry.co.uk

October 15, 2010

Diana Containerships Inc.

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

011 30 210 947 0000

Dear Sir/Madam:

Reference is made to the Form F-4 registration statement (the “Registration Statement”) and related prospectus (“Prospectus”) in connection with the share exchange of up to 2,558,997 of Diana Containerships Inc.’s (the “Company”) common shares sold previously in a private offering, par value $0.01 per share, for new registered common shares, par value $0.01 per share. We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in the sections of the Prospectus entitled “Prospectus Summary – Industry Trends,” “Risk Factors” and “The International Containership Industry.” We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the international containership industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-4 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Yours faithfully,

/s/ Nigel Gardiner

Nigel Gardiner

Managing Director

Drewry Shipping Consultants Ltd.

Drewry Shipping Consultants Limited – registered in London, England No. 3289135